Exhibit (j)(1): Consent of Deloitte & Touche  LLP, Independent Public
 --------------             Accountants, with respect to
                       The Chesapeake Aggressive Growth Fund



                                                                      Exhibit 11







INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of Gardner Lewis Investment Trust and the Shareholders of Chesapeake Aggressive Growth Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 33-53800 of Chesapeake Aggressive Growth Fund of our report dated September 22, 2000, appearing in the Annual Report for the period ended August 31, 2000, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
January 2, 2001